FOR IMMEDIATE RELEASE

For more information contact:	Financial:	Patrick N. Davidson
Vice President, Investor Relations
(920) 966-5939
	Media:	Kirsten A. Skyba
Vice President, Communications
(920) 233-9621

OSHKOSH TRUCK REPORTS RECORD FISCAL YEAR 2006 EPS UP 26.6 PERCENT TO $2.76 AND FOURTH QUARTER EPS UP 13.8 PERCENT TO $0.66; REAFFIRMS OSHKOSH TRUCK STAND-ALONE FISCAL 2007 EPS ESTIMATE RANGE OF $3.05 — $3.15

        OSHKOSH, WIS. (October 31, 2006) – Oshkosh Truck Corporation (NYSE: OSK), a leading manufacturer of specialty vehicles and bodies, today reported that, for the fiscal year ended September 30, 2006, earnings per share (“EPS”) increased 26.6 percent to $2.76 on sales of $3.43 billion and net income of $205.5 million. This compares with EPS of $2.18 on sales of $2.96 billion and net income of $160.2 million in fiscal 2005. These results exceeded Oshkosh’s most recent EPS estimate range for fiscal 2006 of $2.70 — $2.75 per share. Oshkosh also reaffirmed its estimated range for fiscal 2007 EPS of $3.05 to $3.15 on a stand-alone basis, excluding the effects of Oshkosh’s pending acquisition of JLG Industries, Inc. (“JLG”). Oshkosh expects the acquisition of JLG to be modestly accretive to its fiscal 2007 estimated EPS after giving effect to estimated non-cash charges relating to amortization of acquired intangibles and other transaction-related costs.

-Continued-

        Sales increased 9.8 percent in the fourth quarter of fiscal 2006 to $904.4 million. Operating income increased 3.5 percent to $76.6 million, or 8.5 percent of sales. Net income was up 15.1 percent to $49.2 million, or $0.66 per share, in the fourth quarter. The increase in earnings compared to the prior year quarter was primarily driven by an increase in commercial segment operating income of over 275 percent. These earnings for the commercial segment combined with strong earnings from the fire and emergency segment more than offset a decline in defense segment earnings compared to the prior year quarter due to a slow-down in sales of parts and services for the U.S. Department of Defense (“DoD”).

        Commenting on the results, Robert G. Bohn, chairman, president and chief executive officer, said, “Oshkosh delivered its most successful financial performance ever in fiscal 2006 and capped a decade-long record of significant shareholder value creation. I believe this continuous improvement of financial results reflects well on our business and on our consistent execution of our core growth strategies. We anticipate that the pending JLG Industries acquisition will help us build on this record.”

        Bohn continued, “I’m particularly pleased with the improved performance in our commercial segment throughout fiscal 2006 and with their strong finish in the second half of the year. Our recent acquisition of Iowa Mold Tooling provided higher than anticipated contribution in the quarter.

        “Our fire and emergency segment closed the year with a strong performance in the quarter although an inventory write-off and other charges at our ambulance facility held back overall segment earnings. Our airport and towing products sales were especially solid during the quarter,” added Bohn.

        “While our defense parts and service sales softened during the fourth quarter, we see the recently passed federal budget bill as favorable to Oshkosh’s defense business for fiscal 2007 and fiscal 2008. We expect that our defense business will gain momentum in our second quarter of fiscal 2007 and finish strong in the second half of the fiscal year,” continued Bohn.

-Continued-

        Bohn concluded, “Based on progress to date, we anticipate closing the JLG acquisition in December or January, following attainment of necessary JLG shareholder and regulatory approvals. I’m extremely pleased that JLG and their employees will be joining our corporation. JLG is an exceptional capital goods company that provides scale, solid market and synergy opportunities, and balance to Oshkosh’s business portfolio.”

        Factors affecting fourth quarter results for the Company’s business segments included:

        Fire and emergency—Fire and emergency segment sales increased 27.0 percent to $268.4 million for the quarter compared to the prior year quarter. Operating income was up 12.6 percent to $21.4 million, or 8.0 percent of sales, compared to 9.0 percent of sales in the prior year quarter. Results for the fourth quarter of fiscal 2006 included pre-tax charges totaling $4.0 million, or 1.5 percent of segment sales for the quarter, related to the write-off of inventory and other charges at Oshkosh’s ambulance facility. The acquisition of AK Specialty Vehicles (“AK”) contributed sales of $16.5 million in the fourth quarter and flat operating income due to the impact of purchase accounting adjustments. The higher sales level also reflected strong order flows for airport products, towing equipment and fire apparatus. The increase in operating income was primarily driven by the increase in airport product and towing equipment sales as well as an improved product mix.

        Defense—Defense segment sales decreased 7.4 percent to $328.6 million for the quarter compared to the prior year’s fourth quarter. The decrease in sales resulted from lower parts and service sales due to a slow-down in DoD spending prior to the end of its fiscal year, offset in part by higher sales of new trucks for international customers.

-Continued-

        Operating income in the fourth quarter was down 13.2 percent to $54.8 million, or 16.7 percent of sales, compared to operating income in the prior year quarter of $63.2 million, or 17.8 percent of sales. The decrease in operating income for the fourth quarter was due to the decrease in parts and service sales.

        Commercial—Commercial segment sales increased 19.7 percent to $319.1 million for the quarter. Operating income increased 278.4 percent to $17.2 million, or 5.4 percent of sales, compared to $4.5 million, or 1.7 percent of sales, in the prior year quarter. The increase in sales for the segment was largely due to strong demand at the Company’s North American businesses in advance of diesel engine emissions standards changes effective January 1, 2007 and the inclusion of $15.9 million of sales from Iowa Mold Tooling Co., Inc. (“IMT”) since the date of acquisition, offset in part by lower unit sales at the Company’s European refuse business.

        The significant increase in the operating income margin in the fourth quarter of fiscal 2006 resulted from both higher price realization and cost reduction in North America, and the inclusion of $1.7 million of operating income from IMT, offset in part by a $0.9 million operating loss at the Company’s European refuse business. The loss at the Company’s European refuse business resulted from lower production volumes due to the consolidation of certain large customers in the United Kingdom and chassis supply issues in France.

        Corporate and other—Operating expenses and inter-segment profit elimination increased $4.1 million to $16.8 million. The increase in the fourth quarter was largely due to an additional $2.5 million of stock option expense due to the adoption of Statement of Financial Accounting Standards No. 123(R), “Share Based Payments,” and $0.8 million of expenses related to the Company’s new office in China. Interest expense net of interest income in the fourth quarter was $1.0 million, compared to $0.3 million in the prior year quarter. Higher interest costs were largely due to increased borrowings to fund the acquisitions of AK and IMT.

-Continued-

        The provision for income taxes in the fourth quarter decreased to 35.7 percent of pre-tax income, compared to 41.4 percent of pre-tax income in the prior year quarter. The lower rate reflected the favorable settlement of a state income tax audit and lower unbenefitted foreign losses than anticipated.

        The Company’s cash balances declined $199.7 million during the fourth quarter to $22.0 million at September 30, 2006, and its total debt rose $61.1 million during the quarter to $89.7 million at September 30, 2006 due primarily to cash payments to fund the acquisitions of AK and IMT.

Full-Year Results

        The Company reported that EPS increased 26.6 percent to $2.76 per share for fiscal 2006 on sales of $3.43 billion and net income of $205.5 million compared to $2.18 per share for fiscal 2005 on sales of $2.96 billion and net income of $160.2 million. Results for fiscal 2005 included Medium Tactical Vehicle Replacement (“MTVR”) base contract life-to-date margin adjustments totaling $24.7 million. This contract was accounted for under the percentage of completion method. The MTVR base contract was completed in June 2005.

        Operating income increased 22.0 percent to $325.9 million, or 9.5 percent of sales, in fiscal 2006 compared to $267.2 million, or 9.0 percent of sales, in fiscal 2005.

-Continued-

Dividend Announcement

        Oshkosh Truck Corporation’s Board of Directors declared a quarterly dividend of $0.10 per share of Common Stock. The dividend, unchanged from the immediately preceding quarter, will be payable November 22, 2006 to shareholders of record as of November 14, 2006.

        The Company will comment on fourth quarter and fiscal year 2006 earnings and expectations for fiscal 2007 during a conference call at 9:00 a.m. Eastern Standard Time this morning. Viewer-controlled slides for the call will be available on the Company’s website beginning at 8:00 a.m. Eastern Standard Time this morning. The call will be webcast simultaneously over the Internet as a service to investors. To access the webcast, investors should go to www.oshkoshtruckcorporation.com at least 15 minutes prior to the event and follow instructions for listening to the broadcast. An audio replay of the call and related question and answer session will be available for twelve months at this website.

        Oshkosh Truck Corporation is a leading designer, manufacturer and marketer of a broad range of specialty commercial, fire and emergency and military vehicles and bodies. Oshkosh’s products are valued worldwide by fire and emergency units, defense forces, municipal and airport support services, and concrete placement and refuse businesses where high quality, superior performance, rugged reliability and long-term value are paramount.

-Continued-

Forward-Looking Statements

        This press release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as “may,” “will,” “expect,” “intend,”“estimate,” “anticipate,” “believe,” “should,”“project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the Company’s ability to complete the JLG acquisition and the consequences of financial leverage associated therewith; the challenges of integrating acquired businesses including JLG, AK and IMT; the Company’s ability to turnaround its Geesink Norba Group business; the cyclical nature of the Company’s commercial and fire and emergency markets; risks related to reductions in government expenditures and the uncertainty of government contracts; the availability of defense truck carcasses for remanufacturing; risks associated with the implementation of an enterprise resource planning system at McNeilus®; the success of the Revolution® composite concrete mixer drum; the availability of commercial chassis and certain chassis components including engines; and risks associated with international operations and sales, including foreign currency fluctuations. In addition, the Company’s expectations for fiscal 2007 are based in part on certain assumptions made by the Company, including without limitation those relating to the Company’s ability to close and integrate JLG as well as integrate AK and IMT and achieve targeted synergies for each acquisition; the Company’s ability to turnaround the Geesink Norba Group business sufficiently to support its current valuation resulting in no non-cash impairment charge for Geesink

-Continued-

Norba Group goodwill; the Company’s ability to grow its operating income despite anticipated lower industry demand resulting from changes to diesel engine emissions standards effective January 1, 2007; the Company’s estimates for the level of concrete placement activity, housing starts, non-residential construction spending and mortgage rates; the performance of the U.S. and European economies generally; the Company’s expectations as to timing of receipt of sales orders and payments and execution and funding of defense contracts; the Company’s ability to achieve cost reductions and operating efficiencies, in particular at JLG, McNeilus and the Geesink Norba Group; the anticipated level of production and margins associated with the Family of Heavy Tactical Vehicles contract, the Indefinite Demand/Indefinite Quantity truck remanufacturing contract, the MTVR follow-on contract, the LVSR contract and international defense truck contracts; the expected level and timing of U.S. Department of Defense procurement of replacement parts and services and funding thereof; the Company’s estimates for capital expenditures of rental companies for JLG’s products, of municipalities for fire and emergency and refuse products, of airports for aircraft rescue and snow removal products and of large commercial waste haulers generally and with the Company; federal funding levels for U.S. Department of Homeland Security and spending by governmental entities on homeland security apparatus; the availability of chassis components including engines and commercial chassis generally; the Company’s planned spending on product development and bid and proposal activities with respect to defense truck procurement competitions and the outcome of such competitions; the expected level of commercial “package” body and purchased chassis sales compared to “body only” sales; the Company’s estimates of the impact of changing fuel prices and credit availability on capital spending of towing operators; anticipated levels of capital expenditures; the Company’s estimates for costs relating to litigation, product warranty, product liability, insurance, stock options and restricted stock awards, personnel and raw materials; the Company’s estimates for debt levels, interest rates, working capital needs and effective tax rates; and that the Company does not complete any further acquisitions other than JLG. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today.

-Continued-

        This press release may be deemed to be solicitation material in respect of the proposed acquisition of JLG Industries by Oshkosh Truck. In connection with the proposed acquisition, JLG Industries plans to file a proxy statement with the SEC. INVESTORS AND SECURITY HOLDERS OF JLG INDUSTRIES ARE ADVISED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION. The final proxy statement will be mailed to shareholders of JLG Industries. Investors and security holders may obtain a free copy of the proxy statement when it becomes available, and other documents filed by JLG Industries with the SEC, at the SEC’s web site at http://www.sec.gov. Free copies of the proxy statement, when it becomes available, and JLG Industries’ other filings with the SEC may also be obtained from JLG Industries. Free copies of JLG Industries’ filings may be obtained by directing a request to JLG Industries, Inc., 13224 Fountainhead Plaza, Hagerstown, Maryland 21742-2678, Attention: Investor Relations.

        Oshkosh Truck, JLG Industries and their respective directors, executive officers and other members of their management and employees may be deemed to be soliciting proxies from JLG Industries’ shareholders in favor of the proposed acquisition. Information regarding Oshkosh Truck’s directors and executive officers is available in Oshkosh Truck’s proxy statement for its 2006 annual meeting of shareholders, which was filed with the SEC on December 20, 2005. Information regarding JLG Industries’ directors and executive officers is available in JLG Industries’ proxy statement for its 2006 annual meeting of shareholders, which was filed with the SEC on October 2, 2006. Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with the SEC when they become available.

-Continued-

OSHKOSH TRUCK CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended September 30,		Year Ended September 30,
	2006	2005	2006	2005
	(In thousands, except per share amounts)
Net sales	$904,353	$823,716	$3,427,388	$2,959,900
Cost of sales	749,650	688,274	2,819,107	2,465,130

Gross income	154,703	135,442	608,281	494,770
Operating expenses:
Selling, general and administrative	75,371	59,543	273,988	219,875
Amortization of purchased intangibles	2,748	1,925	8,365	7,693

Total operating expenses	78,119	61,468	282,353	227,568

Operating income	76,584	73,974	325,928	267,202
Other income (expense):
Interest expense	(3,142)	(1,865)	(7,354)	(8,235)
Interest income	2,150	1,553	6,607	3,052
Miscellaneous, net	466	(1,061)	(243)	(1,898)

	(526)	(1,373)	(990)	(7,081)

Income before provision for income taxes,
equity in earnings of unconsolidated
affiliates and minority interest	76,058	72,601	324,938	260,121
Provision for income taxes	27,133	30,072	121,194	102,267

Income before equity in earnings of
unconsolidated affiliates and
minority interest	48,925	42,529	203,744	157,854
Equity in earnings of unconsolidated
affiliates, net of income taxes	406	603	2,284	2,920
Minority interest, net of income taxes	(121)	(380)	(499)	(569)

Net income	$49,210	$42,752	$205,529	$160,205

Earnings per share:
Basic	$0.67	$0.59	$2.81	$2.22
Diluted	0.66	0.58	2.76	2.18
Basic weighted average shares outstanding	73,236	72,915	73,160	71,294
Effect of dilutive securities:
Class A Common Stock	--	--	--	944
Stock options and incentive
compensation awards	1,235	1,195	1,240	1,384

Diluted weighted average shares outstanding	74,471	74,110	74,400	73,622

-Continued-

OSHKOSH TRUCK CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,
	2006	2005
	(Unaudited)
ASSETS	(In thousands)
Current assets:
Cash and cash equivalents	$22,012	$127,507
Receivables, net	317,920	280,247
Inventories, net	589,770	489,997
Deferred income taxes	53,183	36,618
Other current assets	20,509	20,015

Total current assets	1,003,394	954,384
Investment in unconsolidated affiliates	19,273	20,280
Property, plant and equipment	416,803	355,341
Less accumulated depreciation	(184,908)	(162,315)

Property, plant and equipment, net	231,895	193,026
Goodwill, net	558,724	399,875
Purchased intangible assets, net	219,239	128,525
Other long-term assets	78,383	22,213

Total assets	$2,110,908	$1,718,303

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$236,455	$226,768
Revolving credit facility and current maturities
of long-term debt	87,516	21,521
Customer advances	266,705	303,090
Floor plan notes payable	48,441	21,332
Payroll-related obligations	59,386	47,460
Income taxes payable	12,849	11,571
Accrued warranty	56,929	39,546
Deferred revenue	35,355	25,457
Other current liabilities	78,438	78,794

Total current liabilities	882,074	775,539
Long-term debt	2,176	2,589
Deferred income taxes	100,032	55,443
Other long-term liabilities	60,963	62,917
Commitments and contingencies
Minority interest	3,758	3,145
Shareholders’ equity	1,061,905	818,670

Total liabilities and shareholders’ equity	$2,110,908	$1,718,303

-Continued-

OSHKOSH TRUCK CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Year Ended September 30,
	2006	2005
	(In thousands)
Operating activities:
Net income	$205,529	$160,205
Non-cash and other adjustments	28,449	36,564
Changes in operating assets and liabilities	(56,571)	15,542

Net cash provided by operating activities	177,407	212,311
Investing activities:
Acquisition of businesses, net of cash acquired	(272,842)	(31,286)
Additions to property, plant and equipment	(56,020)	(43,174)
Proceeds from sales of assets	798	204
Distribution of capital from unconsolidated affiliates	1,601	--
(Increase) decrease in other long-term assets	(867)	5,747

Net cash used by investing activities	(327,330)	(68,509)
Financing activities:
Net borrowings (repayments) under revolving credit facility	64,434	(51,613)
Proceeds from exercise of stock options	3,462	24,257
Purchase of Common Stock	(1,030)	(612)
Repayment of long-term debt	(586)	(656)
Excess tax benefits from stock-based compensation	4,096	--
Dividends paid	(27,122)	(16,022)

Net cash provided (used) by financing activities	43,254	(44,646)
Effect of exchange rate changes on cash	1,174	(1,730)

(Decrease) increase in cash and cash equivalents	(105,495)	97,426
Cash and cash equivalents at beginning of period	127,507	30,081

Cash and cash equivalents at end of period	$22,012	$127,507

Supplementary disclosure:
Depreciation and amortization	$37,467	$31,712

-Continued-

OSHKOSH TRUCK CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended September 30,		Year Ended September 30,
	2006	2005	2006	2005
	(In thousands)
Net sales to unaffiliated customers:
Fire and emergency	$268,417	$211,414	$961,467	$841,465
Defense	328,573	354,969	1,317,237	1,061,064
Commercial	319,092	266,514	1,190,323	1,085,700
Intersegment eliminations	(11,729)	(9,181)	(41,639)	(28,329)

Consolidated	$904,353	$823,716	$3,427,388	$2,959,900

Operating income (expense):
Fire and emergency	$21,437	$19,039	$89,999	$79,619
Defense(1)	54,841	63,195	242,271	210,232
Commercial	17,155	4,534	66,179	23,829
Corporate and other	(16,849)	(12,794)	(72,521)	(46,478)

Consolidated	$76,584	$73,974	$325,928	$267,202

Period-end backlog:
Fire and emergency			$643,026	$526,200
Defense			852,369	1,199,924
Commercial			418,898	217,935

Consolidated			$1,914,293	$1,944,059

(1)	Includes the following cumulative life-to-date adjustments to operating income due to an increase in margins on the Company's MTVR base contract.

	Three Months Ended September 30,		Year Ended September 30,
	2006	2005	2006	2005
	(In thousands, except percentages)
Increase in operating income	$--	$--	$--	$24,700
Increase in margin percentage	--	--	--	2.5%
Margin percentage at period-end			--	10.1%

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